EXHIBIT 99.1

NGP Capital Resources Company Announces Fiscal 2011 Financial Results and Portfolio Activity

HOUSTON, March 8, 2012 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the fourth quarter and full year 2011.

Highlights for the quarter ended December 31, 2011:

Net asset value: $200.3 million, or $9.26 per share
Quarterly dividends declared: $0.18 per share

Operating Results:
Total investment income: $5.0 million
Net investment income: $2.2 million, or $0.10 per share
Net realized capital loss on investments: $(0.2) million
Net unrealized loss on investments: $(2.3) million

Portfolio and Investment Activity:
New investments made in portfolio companies during the quarter: $18.2 million
Redemption of portfolio securities during the quarter: $13.4 million
Fair value of portfolio investments at December 31, 2011: $145.1 million
Weighted average yield on portfolio investments: 11.6%
Number of portfolio companies at December 31, 2011: 19

Portfolio and Investment Activity

During the quarter ended December 31, 2011, we advanced an additional $15.0 million to ATP Oil & Gas Corporation, or ATP, of Houston, Texas, under our limited-term overriding royalty interest in certain offshore oil and gas producing properties operated by ATP in the Gulf of Mexico. This $15.0 million investment is in addition to the $25.0 million advanced to ATP under this arrangement in June 2011 and brings our total investment in the ATP limited-term overriding royalty interest to $28.4 million as of December 31, 2011. As part of the additional advance, we increased the contractual rate of return on the total investment from 13.0% to 14.0%, effective January 1, 2012. Other investments for the period include $2.8 million to Spirit Resources, LLC and $0.4 million for the purchase of oil put options in connection with our ATP investment. Also during the fourth quarter of 2011, we received principal repayments totaling $13.4 million, primarily consisting of partial repayments from ATP, Anadarko Petroleum Corporation 2007-III Drilling Fund and Tammany Oil & Gas LLC.

At December 31, 2011, our targeted investment portfolio consisted of 19 portfolio companies with an aggregate fair value totaling $145.1 million. The weighted average yield on targeted portfolio investments (on a cost basis and exclusive of capital gains or losses) was 11.6% at December 31, 2011, compared to 11.3% at September 30, 2011 and 10.4% at December 31, 2010. This weighted average yield figure is the highest we have reported in over three years.

During the first quarter of 2012, we purchased $7.1 million face amount of Southern Pacific Resources Corp. ("STP") Second Tier Term Loan (the "STP Term Loan") in the secondary market, for a total of $7.2 million, or an average price of 101.32. This STP Term Loan was originally issued in January 2011, matures in January 2016, and pays interest at a floating rate which is currently 10.75% per annum, for an effective yield of 10.6%. Proceeds from the STP Term Loan are being used to construct an oil treatment facility in the Canadian oil sands region in Alberta, Canada.

Operating Results – Three months ended December 31, 2011

Investment income totaled $5.0 million for the quarter ended December 31, 2011, compared to $6.1 million in the corresponding quarter of 2010. This decrease is primarily attributable to lower portfolio balances. The aggregate fair value of our targeted investment portfolio decreased from $216.1 million at December 31, 2010 to $145.1 million at December 31, 2011, primarily as a result of the July 2011 sale of our investments in Alden Resources, LLC ("Alden") and Gatliff Services, LLC ("Gatliff") for total cash consideration of $73.2 million, reducing the value of our investments in BioEnergy Holdings, LLC ("BioEnergy") and Bionol Clearfield, LLC ("Bionol") from $21.8 million to zero during 2011, partially offset by higher average yields and other net investment activity. Operating expenses for the fourth quarter of 2011 were $2.8 million, decreasing 7% compared to the fourth quarter of 2010, primarily as a result of lower base management fees on the lower total asset balances. The resulting net investment income was $2.2 million, or $0.10 per share, for the quarter ended December 31, 2011, compared to $3.1 million, or $0.14 per share, for the quarter ended December 31, 2010.

We had net realized capital losses of $0.2 million in the fourth quarter of 2011, related to accrual adjustments regarding costs associated with the sale of our investment in Alden. We recorded $33.3 million of realized capital losses in the fourth quarter of 2010, primarily related to the sale of our investment in Formidable, LLC.

During the three months ended December 31, 2011, we recorded net increases in unrealized depreciation on portfolio investments totaling $2.3 million, primarily as a result of a $2.4 million mark-to-market reduction in the fair value of our GMX Resources, Inc. ("GMXR") Senior Convertible Notes due 2013, with other net changes in fair value virtually offsetting one another.

Overall, we had a net decrease in net assets resulting from operations of $0.3 million, or $0.01 per share, for the three months ended December 31, 2011 and, after declaring dividends during the period of $0.18 per common share, our net asset value declined from $9.45 as of September 30, 2011 to $9.26 per common share as of December 31, 2011.

Fiscal Year 2011 Highlights

Total investment income for 2011 was $27.9 million, increasing $4.3 million, or 18%, compared to 2010. Net investment income for 2011 was $15.8 million, increasing $4.4 million, or 38%, compared to 2010. These increases in 2011 are largely attributable to the recognition of $4.5 million of previously unrecognized PIK interest on Tranche B of Alden's Term Loan.

We had net realized and unrealized losses totaling $35.7 million, or $1.65 per share, in 2011, which included reductions in the estimated fair value of our investments in BioEnergy and Bionol totaling $21.8 million, realized losses and fair value adjustments on Alden and Gatliff totaling $8.3 million, net reductions in fair value of our investments in Black Pool Energy Partners, LLC and GMXR of $3.7 million and $2.9 million, respectively, and other net gains totaling $1.0 million.

Overall, we had a net decrease in net assets resulting from operations of $19.9 million, or $0.92 per share, for the year ended December 31, 2011, and we declared dividends during 2011 totaling $0.72 per share, an increase of $0.03 per share, or 4%, compared to 2010.

During the year ended December 31, 2011, we received cash repayments and realizations totaling $151.5 million; and we reinvested $106.5 million in new investments.

Liquidity and Capital Resources

At December 31, 2011, we had cash and cash equivalents totaling $106.6 million. The amount outstanding under our Investment Facility at December 31, 2011 was $50.0 million and an additional $19.1 million was available for borrowing. We repaid the $50.0 million balance outstanding on our Investment Facility in January 2012. As of December 31, 2011, we had no outstanding indebtedness under the Treasury Facility and the entire $30.0 million was available for borrowing.

Conference Call at 11:00 a.m. Eastern Time on March 8, 2012

We invite all interested persons to participate in our conference call on Thursday, March 8, 2012 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609. We will maintain an audio replay of the call from 2:00 p.m. Eastern Time on March 8, 2012 through midnight March 14, 2012. The replay dial-in numbers are (855) 859-2056 in the U.S. and (404) 537-3406 for international callers. The replay pass code is 54938997. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31, 2011	December 31, 2010
Assets
Investments in portfolio securities at fair value
Control investments - majority owned (cost: $0 and $89,503, respectively)	$ 150	$ 70,973
Affiliate investments (cost: $36,778 and $34,146, respectively)	13,498	33,064
Non-affiliate investments (cost: $135,824 and $114,852, respectively)	131,409	112,026
Total investments	145,057	216,063
Cash and cash equivalents	106,570	68,457
Accounts receivable and other current assets	1,442	3,096
Interest receivable	792	2,236
Prepaid assets	2,720	1,737
Total current assets	111,524	75,526
Total assets	$ 256,581	$ 291,589

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 739	$ 526
Management and incentive fees payable	1,190	1,376
Payables for investment securities purchased	417	--
Dividends payable	3,893	3,893
Income taxes payable	66	50
Total current liabilities	6,305	5,845
Deferred tax liabilities	10	18
Long-term debt	50,000	50,000
Total liabilities	56,315	55,863
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 21,628,202 shares issued and outstanding	22	22
Paid-in capital in excess of par	255,487	295,684
Undistributed net investment income (loss)	(518)	(7,845)
Undistributed net realized capital gain (loss)	(30,286)	(32,779)
Net unrealized appreciation (depreciation) on investments	(24,439)	(19,356)
Total net assets	200,266	235,726
Total liabilities and net assets	$ 256,581	$ 291,589
Net asset value per share	$ 9.26	$ 10.90

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010	2009
Investment income
Interest income:
Control investments - majority owned	$ --	$ 796	$ 8,605	$ 4,180	$ 1,975
Affiliate investments	352	982	1,325	3,674	4,786
Non-affiliate investments	4,353	3,585	15,587	13,153	16,757
Royalty income (loss), net of amortization:
Control investments - majority owned	--	514	1,195	1,792	1,246
Non-affiliate investments	230	193	1,031	(845)	(6,466)
Commodity derivative income, net of expired options	--	--	--	16	6,000
Other income	34	45	160	1,615	222
Total investment income	4,969	6,115	27,903	23,585	24,520
Operating expenses
Interest expense and bank fees	330	304	1,473	1,261	2,861
Management and incentive fees	1,160	1,376	5,422	5,548	6,438
Professional fees	254	232	1,065	878	950
Insurance expense	181	184	728	741	791
Other general and administrative expenses	858	900	3,346	3,663	3,561
Total operating expenses	2,783	2,996	12,034	12,091	14,601
Income tax provision (benefit), net	25	2	60	54	191
Net investment income	2,161	3,117	15,809	11,440	9,728
Net realized capital gain (loss) on investments
Control investments - majority owned	(180)	(33,298)	(32,978)	(33,298)	(488)
Non-affiliate investments	--	22	2,364	22	(13,841)
Total net realized capital loss on investments	(180)	(33,276)	(30,614)	(33,276)	(14,329)
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	--	30,537	18,680	27,611	(24,271)
Affiliate investments	(431)	(202)	(22,197)	(1,934)	2,993
Non-affiliate investments	(1,868)	191	(1,588)	5,500	15,664
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	19	1,162	22	1,133	1,396
Total net unrealized appreciation (depreciation) on investments	(2,280)	31,688	(5,083)	32,310	(4,218)
Net increase (decrease) in net assets resulting from operations	$ (299)	$ 1,529	$ (19,888)	$ 10,474	$ (8,819)
Net increase (decrease) in net assets resulting from operations per common share	$ (0.01)	$ 0.07	$ (0.92)	$ 0.49	$ (0.41)

Dividends declared per common share	$ 0.18	$ 0.18	$ 0.72	$ 0.69	$ 0.64
Weighted average shares outstanding - basic and diluted	21,628	21,628	21,628	21,628	21,628

	Quarter Ended December 31,		Year Ended December 31,
Per Share Data (1)	2011	2010	2011	2010	2009

Net asset value, beginning of period	$ 9.45	$ 11.01	$ 10.90	$ 11.10	$ 12.15

Net investment income	0.10	0.14	0.73	0.53	0.45

Net realized and unrealized loss on investments	(0.11)	(0.07)	(1.65)	(0.04)	(0.86)

Net increase (decrease) in net assets resulting from operations	(0.01)	0.07	(0.92)	0.49	(0.41)

Net asset value before dividends	9.44	11.08	9.98	11.59	11.74

Dividends declared	(0.18)	(0.18)	(0.72)	(0.69)	(0.64)

Net asset value, end of period	$ 9.26	$ 10.90	$ 9.26	$ 10.90	$ 11.10

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C., an Irving, Texas-based leading investor in the natural resources business. Together with its affiliates, NGP Energy Capital Management has managed over $9.5 billion in committed capital since 1988.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Kelly Plato (kplato@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com),
         Hans Hubbard (hhubbard@ngpcrc.com), or
         Chris Ryals (cryals@ngpcrc.com)

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062